Exhibit 3.1
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CIVITAS RESOURCES, INC.
Civitas Resources, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
ONE: The Corporation was originally incorporated and the original certificate of incorporation was filed with the Secretary of State of Delaware on December 2, 2010, which certificate of incorporation was amended and restated (i) on December 23, 2010, (ii) on December 16, 2011 and (iii) on April 28, 2017 (as so amended and restated, the “Third Amended and Restated Certificate of Incorporation”), and further amended by the Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation duly executed and filed with the Secretary of State of Delaware on November 1, 2021 to change the name of the corporation from “Bonanza Creek Energy, Inc.” to “Civitas Resources, Inc.”
TWO: This Fourth Amended and Restated Certificate of Incorporation, which amends and restates the Third Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law (“DGCL”).
THREE: The text of the Fourth Amended and Restated Certificate of Incorporation shall read as follows:
Article 1.     NAME
The name of this corporation is Civitas Resources, Inc. (the “Corporation”).
Article 2.     REGISTERED OFFICE AND AGENT
The registered office of the Corporation shall be located at 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.
Article 3.     PURPOSE AND POWERS
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
Article 4.     CAPITAL STOCK
4.1     Authorized Shares
The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 250,000,000, of which 225,000,000 of such shares shall be Common Stock, all of one class, having a par value of $.01 per share (“Common Stock”), and 25,000,000 of such shares shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).
4.2     Common Stock
4.2.1     Relative Rights
The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Fourth Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.
4.2.2     Dividends
Subject to the prior rights and preferences, if any, applicable to the Preferred Stock or any series thereof, the holders of the Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the board of directors of the Corporation (the “Board of Directors”) at any time and from time to time out of any funds of the Corporation legally available therefor.
4.2.3     Dissolution, Liquidation, Winding Up
In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled. A dissolution, liquidation or winding up of the Corporation, as such terms are used in this paragraph, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or part of the assets of the Corporation.
4.2.4     Voting Rights
Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.
4.3     Preferred Stock
4.3.1 The Board of Directors is authorized, subject to limitations prescribed by the DGCL and the provisions of this Fourth Amended and Restated Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the DGCL, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.
4.3.2 The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated from any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.
4.4     General
4.4.1 Subject to the provisions of this Fourth Amended and Restated Certificate of Incorporation and any then-existing Preferred Stock certificate of designation, the Corporation may issue shares of Preferred Stock and Common Stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors, which is expressly authorized to fix the same in its absolute and uncontrolled discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.
4.4.2 The Corporation shall have authority to create and issue rights and options entitling their holders to purchase shares of the Corporation’s capital stock of any class or series or other securities of the Corporation, and such rights and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, times for exercise, and other terms of such options or rights; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.
4.4.3 Ownership of shares of any class of the capital stock of the Corporation shall not entitle the holders thereof to any preemptive right to subscribe for or purchase or to have offered to them for subscription or purchase any additional shares of capital stock of any class of the Corporation or any securities convertible into any class of capital stock of the Corporation, whether now or hereafter authorized, however acquired, issued or sold by the Corporation, it being the purpose and intent hereof that the Board of Directors shall have the full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of the capital stock of the Corporation or any securities convertible into stock or any or all shares of stock or convertible securities issued and thereafter acquired by the Corporation, for such consideration, in money or property, as the Board of Directors in its sole discretion shall determine.
4.4.4 The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.
4.4.5 The Corporation shall not issue nonvoting equity securities; provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.
Article 5.     BOARD OF DIRECTORS
5.1     Number; Election
The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the Bylaws of the Corporation (as they may be amended and restated from time to time, the “Bylaws”). Unless and except to the extent that the Bylaws shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Fourth Amended and Restated Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.
5.2     Vacancies
Subject to the terms of any one or more classes or series of Preferred Stock, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of a majority of the directors then in office, although fewer than a quorum, or by a sole remaining director; provided that a vacancy resulting from the removal of a director by the stockholders may be filled by the stockholders. A director shall hold office for the remainder of the term of director to which the vacancy occurred or the new directorship was created. If one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office until the next election of directors for such class or series, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.
5.3     Management of Business and Affairs of the Corporation
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
5.4     Limitation of Liability

5.4.1 No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
5.4.2 No officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer; provided that this provision shall not eliminate or limit the liability of an officer (a) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders, (b) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (c) for any transaction from which the officer derived an improper personal benefit or (d) for any action by or in the right of the Corporation. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended.
5.4.3 Any repeal or modification of this Article 5.4 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.
5.5     Indemnification
The Corporation shall have the power to indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation, any predecessor of the Corporation or any subsidiary or affiliate of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation. The Corporation shall indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation, any predecessor to the Corporation or any subsidiary or affiliate of the Corporation as and to the extent (and on the terms and subject to the conditions) set forth in the Bylaws or in any contract of indemnification entered into by the Corporation and any such person.
Neither any amendment nor repeal of this Article 5.5, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 5.5, shall eliminate or reduce the effect of this Article 5.5 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 5.5, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
Article 6.     SPECIAL MEETINGS OF THE STOCKHOLDERS; ACTION BY WRITTEN CONSENT
6.1 Special Meetings of the Stockholders
6.1.1 Called by the Corporation. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called by: (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, (iii) the President, (iv) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies or (v) the Secretary of the Corporation at the written request of one or more stockholders of record pursuant to Article 6.1.2.
6.1.2 At the Request of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock or any series thereof, this Article 6.1.2 is the exclusive means by which one or more stockholders of the Corporation may request the calling of a special meeting of stockholders of the Corporation. Special meetings of stockholders of the Corporation shall be called by the Secretary of the Corporation at the written request of one or more stockholders of record that collectively (x) Own (as defined below) shares representing at least 15% (the “Requisite Percentage”) of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the proposed special meeting and (y) have Owned the Requisite Percentage of such shares for at least 365 consecutive days prior to the date of such request (the “Requisite Holding Period”), provided that a special meeting called at the request of one or more stockholders (a “Stockholder

Requested Special Meeting”) shall be called by the Secretary of the Corporation only if the stockholder(s) requesting such meeting provide the information required by this Article 6.1.2 regarding such stockholder(s) and the proposed special meeting and otherwise comply with this Article 6.1.2. In order for a Stockholder Requested Special Meeting to be required to be called by the Secretary of the Corporation, one or more valid written requests for a special meeting (individually or collectively, a “Special Meeting Request”) signed and dated by stockholders of record that have collectively Owned the Requisite Percentage of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the proposed special meeting for the Requisite Holding Period (or their duly authorized agents), must be delivered to and received by the Secretary at the principal executive offices of the Corporation (the date of such receipt, the “Request Receipt Date”) and must be accompanied by:
6.1.2.1 with respect to any nomination of director(s) to the Board of Directors or any other business proposed to be presented at any Stockholder Requested Special Meeting, the same information described in Section 2.6 of the Bylaws, including certain identifying information, representations and agreements and, with respect to any nomination of director(s) to the Board of Directors, any completed and signed questionnaire, representation and agreement that would be required by Section 2.6 of the Bylaws; and
6.1.2.2 (a) as to each stockholder of record signing such Special Meeting Request, or if such stockholder of record is a nominee or custodian, the beneficial owner(s) on whose behalf such Special Meeting Request is signed, an affidavit by each such person (x) stating the number of shares of capital stock of the Corporation that it has Owned for the Requisite Holding Period as of the date such Special Meeting Request was signed and (y) agreeing to (I) continue to Own such number of shares of capital stock of the Corporation through the date of the Stockholder Requested Special Meeting and (II) update and supplement such affidavit as of the record date for the Stockholder Requested Special Meeting (such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for such Stockholder Requested Special Meeting) and as of the date that is no more than ten business days prior to the date of the Stockholder Requested Special Meeting (such update and supplement shall be delivered to the Secretary at the principal executive offices of the Corporation not later than five business days prior to the date of such Stockholder Requested Special Meeting); provided that in the event of any decrease in the number of shares of capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the Stockholder Requested Special Meeting that has been Owned for the Requisite Holding Period by such person at any time before the Stockholder Requested Special Meeting, such person’s Special Meeting Request shall be deemed to have been revoked with respect to such shares of capital stock of the Corporation comprising such reduction and shall not be counted towards the calculation of the Requisite Percentage, and (b) as to any stockholder or beneficial owner who has solicited other stockholders to request the special meeting, the information described in Section 2.6 of the Bylaws as to such stockholder or beneficial owner.
6.1.3 One or more written requests for a special meeting delivered to the Secretary of the Corporation shall constitute a valid Special Meeting Request only if each such written request satisfies the requirements of this Article 6.1 and has been dated and delivered to the Secretary of the Corporation at the principal executive offices of the Corporation within 60 days of the earliest dated of such requests. If the stockholder of record signing the Special Meeting Request is a nominee or custodian on behalf of a beneficial owner, such Special Meeting Request shall not be valid unless documentary evidence is supplied to the Secretary of the Corporation at the time of delivery of such Special Meeting Request of such signatory’s authority to execute the Special Meeting Request on behalf of such beneficial owner. The determination of the validity of a Special Meeting Request shall be made by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the stockholders. Notwithstanding anything to the contrary herein, a Special Meeting Request shall not be valid if: (1) the Special Meeting Request does not comply with this Article 6.1 or the Bylaws, (2) such Special Meeting Request relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law, (3) the Request Receipt Date occurs during the period commencing 150 days prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders for the preceding year’s annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (4) the purpose(s) specified in the Special Meeting Request relates to an item of business that is the same or substantially similar (as determined by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the stockholders, a “Similar Item”) to an item of business that was presented at any meeting of stockholders held within the 120 days prior to the Request Receipt Date, or (5) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called or that is called for a date within 120 days of the Request

Receipt Date. For the avoidance of doubt, the nomination, election or removal of Directors will be deemed to be a Similar Item with respect to all items of business involving the nomination, election or removal of directors, changing the size of the Board of Directors and filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors. Except as otherwise provided by law, in the case of a Stockholder Requested Special Meeting, the Chairperson of the Board of Directors shall have the power and duty (i) to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth in this Article 6.1 and (ii) if any proposed business was not proposed in compliance with this Article 6.1 or the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.
6.1.4 Any special meeting of stockholders shall be held at such date and time as may be fixed by the Board of Directors in accordance with the Bylaws and in compliance with the DGCL as the same exists or may hereafter be amended; provided, however, that a Stockholder Requested Special Meeting shall be called for a date not more than 120 days after the Request Receipt Date with respect to the last Special Meeting Request related to such Stockholder Requested Special Meeting (or, in the case of any litigation related to the validity of the requests for a Stockholder Requested Special Meeting, 120 days after the resolution of such litigation).
6.1.5 Business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in the valid Special Meeting Request(s) related to such meeting and (ii) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the meeting. If none of the stockholders who submitted the Special Meeting Request, or their Qualified Representatives (as defined below), appears at the Stockholder Requested Special Meeting to present the matters to be presented for consideration that were specified in the Special Meeting Request(s), the Corporation need not present such matters for a vote at such meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
6.1.6 For purposes of this Fourth Amended and Restated Certificate of Incorporation, to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the Corporation prior to the presentation of such matters at the meeting stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders. For the purposes of this Article 6.1, a stockholder or beneficial owner shall be deemed to “Own” only those shares of outstanding capital stock of the Corporation as to which such person possesses both (i) the full voting and investment rights pertaining to such shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its Affiliates (as defined below) in any transaction that has not been settled or closed, (B) borrowed by such person or any of its Affiliates for any purposes or purchased by such person or any of its Affiliates pursuant to an agreement to resell or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or Affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or Affiliate. A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. A person shall be deemed to continue to Own shares during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five business days’ (or less) notice, and has delegated any voting power only by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. The determination of the extent to which a stockholder or beneficial owner “Owns” any shares of capital stock for these purposes shall be made by the Board of Directors, which determination shall be conclusive and binding on the Corporation and the stockholders. The terms “Owned,” “Ownership” and other variations of the word “Own” shall have a corresponding meaning. As used in this Fourth Amended and Restated Certificate of Incorporation, the term “Affiliate(s)” shall have the meaning attributed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
6.2 Action by Written Consent. All actions required or permitted to be taken by stockholders at an annual or special meeting of stockholders of the Corporation may be effected without a meeting by written consent of the holders of capital stock of the Corporation entitled to vote as of the record date of the written consent; provided, that no such action may be effected except in accordance with the provisions of this Article 6.2.
6.2.1.     Request for Record Date. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article 6.2. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation and delivered to the Corporation at its principal executive offices and signed by stockholders of record at the time of the request who have collectively Owned at least the Requisite Percentage of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters proposed to be brought before the proposed special meeting for at least the Requisite Holding Period, request that a record date be fixed for such purpose. Such request must contain the information set forth in Article 6.2.2. Following receipt of such request, the Board of Directors shall, by the later of (i) 20 days after the Corporation’s receipt of such request and (ii) five days after delivery of any information requested by the Corporation to determine the validity of any such request or whether the action to which such request relates may be effected by written consent of stockholders in lieu of a meeting, determine the validity of such request and whether such request relates to an action that may be taken by written consent of stockholders in lieu of a meeting pursuant to this Article 6.2 and applicable law and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If (x) the request required by this Article 6.2.1 has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article 6.2 and applicable law or (y) no such determination shall have been made by the date required by this Article 6.2.1, and in either event no record date has been fixed by the Board of Directors, the record date shall be the first date on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in Article 6.2.4; provided that if prior action by the Board of Directors is required under the provisions of the DGCL, the record date shall be at the close of business on the day on which the Board of Directors adopt the resolution taking such prior action.
6.2.2     Notice Requirements. The request required by Article 6.2.1 must be delivered by stockholders of record with a combined Ownership at least the Requisite Percentage of the outstanding shares of the capital stock of the Corporation entitled to vote on the matter or matters as of the date of such delivery (with written evidence of such Ownership included with the written notice making such request) and such stockholders must have held a combined Ownership of at least the Requisite Percentage for at least the Requisite Holding Period, must describe the action proposed to be taken by written consent of stockholders in lieu of a meeting and must contain such information and representations, to the extent applicable, required by Section 2.6 of the Bylaws (relating to advance notice of stockholder nominations or business proposals to be submitted at a meeting of stockholders) as though such stockholder or stockholders were intending to make a nomination or to bring a business proposal before a meeting of stockholders (other than a proposal permitted to be included in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act), including, without limitation, all such information regarding the stockholder or stockholder(s) making the request required by Article 6.2.1, the beneficial owner or beneficial owners, if any, on whose behalf the request is made, and the text of the proposal(s) (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws). The Corporation may require the stockholder(s) submitting such notice to furnish such other information as may be requested by the Corporation, including such information as may be requested to determine the validity of the request and to determine whether such request relates to an action that may be effected by written consent of stockholders in lieu of a meeting under this Article 6.2 and applicable law. In connection with an action or actions proposed to be taken by written consent in accordance with this Article 6.2 and applicable law, the stockholder(s) seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, in the same manner required by the Bylaws.
6.2.3     Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the request to act by written consent made pursuant to Article 6.2.1 (x) does not comply with this Article 6.2, (y) was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law or (z) relates to an item of business that is not a matter on which stockholders are authorized to act under, or that involves a violation of, applicable law; (ii) any such request is received by the Corporation during the period commencing 150 days prior to the first anniversary of the date of the Corporation’s proxy statement released to stockholders for the preceding year’s annual meeting of stockholders and ending on the date of the next annual meeting of stockholders; (iii) a Similar Item was presented at any meeting of stockholders held within the 120 days prior to the request to act by written consent; or (iv) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholder meeting that has been called or that is called for a date within 120 days of the request to act by written consent.
6.2.4     Manner of Consent Solicitation. Stockholders may take action by written consent only if consents are solicited by the stockholder(s) seeking to take action by written consent of stockholders in accordance with this Article 6.2 and applicable law from all holders of capital stock of the Corporation entitled to vote on the matter.
6.2.5     Date of Consent. Every written consent purporting to take or authorize the taking of corporate action (a “Consent”) must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Article 6.2.6 and applicable law, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation.
6.2.6     Delivery of Consents. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the delivery to the Corporation of Consents, the Secretary or such other officer of the Corporation as the Board of Directors may designate shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary or such other officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Secretary or such other officer of the Corporation as the Board of Directors may designate shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. ln conducting the investigation required by this Article 6.2.6, the Secretary or such other officer of the Corporation as the Board of Directors may designate may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.
6.2.7     Effectiveness of Consent. Notwithstanding anything in this Fourth Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Article 6.2 and applicable law. If the Board of Directors shall determine that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or relates to an action that may not be effected by written consent pursuant to, this Article 6.2 or applicable law, or the stockholder or stockholders seeking to take such action do not otherwise comply with this Article 6.2 or applicable law, then the Board of Directors shall not be required to fix a record date in respect of such proposed action, and any such purported action by written consent shall be null and void. No action by written consent without a meeting shall be effective until such date as the Secretary or such other officer of the Corporation as the Board of Directors may designate certifies to the Corporation that the Consents delivered to the Corporation in accordance with Article 6.2.6 represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the DGCL and this Fourth Amended and Restated Certificate of Incorporation.
6.2.8     Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (i) none of the foregoing provisions of this Article 6.2 shall apply to any solicitation of stockholder action by written consent in lieu of a meeting by or at the direction of the Board of Directors and (ii) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.
6.2.9     Challenge to Validity of Consent. Nothing contained in this Article 6.2 shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation or such other officer of the Corporation as the Board of Directors may designate or to prosecute or defend any litigation with respect thereto.
Article 7.     COMPROMISE OR ARRANGEMENTS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
Article 8.     FORUM
8.1     Exclusive Forum for Adjudication of Disputes.
Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Fourth Amended and Restated Certificate of Incorporation and the Bylaws, to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Fourth Amended and Restated Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Fourth Amended and Restated Certificate of Incorporation or the Bylaws or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).
Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the Corporation or any director or officer of the Corporation.
8.2     Personal Jurisdiction.
If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with Article 8.1 above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in Article 8.1 above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce Article 8.1 above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
8.3     Notice and Consent.
Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 8 and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Proceeding.
Article 9.     AMENDMENT OF BYLAWS
In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by an affirmative vote of at least a majority of the directors then in office. The Bylaws may also be adopted, amended or repealed upon the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, voting together as a single class; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such bylaws had not been adopted.
Article 10.     RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION
The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Fourth Amended and Restated Certificate of Incorporation (including any Preferred Stock certificate of designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Fourth Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 10.
Article 11.     SEVERABILITY
If any provision or provisions of this Fourth Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Fourth Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Fourth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Fourth Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Fourth Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
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IN WITNESS WHEREOF, Civitas Resources, Inc. has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by its Chief Legal Officer and Secretary who hereby certifies that the facts hereinabove stated are truly set forth, this Date: June 3, 2023.

CIVITAS RESOURCES, INC.

By:	/s/ Travis L. Counts
Name:	Travis L. Counts
Title:	Chief Legal Officer and Secretary